LAW OFFICES OF
HAROLD P. GEWERTER, ESQ., LTD.
Harold P. Gewerter, Esq.

Exhibit 5.1

April 1, 2010

United States Securities and Exchange Commission

100 F Street

Washington, D.C. 20549

Re:  R-Three Technologies, Inc.  (the “Company”)

Ladies and Gentlemen:

As counsel for the Company, I have examined the Company’s certificate of incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of laws I have deemed relevant for the purpose of this opinion, including but not limited to, Nevada law including the statutory provisions and reported judicial decisions interpreting those laws.  In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

I have also, as counsel for the Company, examined the Registration Statement (the “Registration Statement") of the Company on Form S-1 and any amendments, covering the registration under the Securities Act of 1933 of up to 16,789,850 shares (the “Registered Shares”) of the Company’s common stock (the “Common Stock”) 8,000,000 of which are being offered by the Company and 8,789,850 to be offered by the Company’s shareholders.

My review has also included the form of prospectus for the issuance of such securities (the "Prospectus") filed with the Registration Statement.

On the basis of such examination, I am of the opinion that:

1. The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Nevada, with corporate power to conduct its business as described in the Registration Statement.

2. The Company has an authorized capitalization of 500,000,000 shares of Common Stock, $0.001 par value and no shares of Preferred Stock.

3. The shares of Common Stock currently issued and outstanding are duly and validly issued as fully paid and non-assessable, pursuant to the corporate law of the State of Nevada.

4. I am of the opinion that all of the Registered Shares are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Sincerely,

HAROLD P. GEWERTER, ESQ., LTD.

/s/ Harold P. Gewerter, Esq.

Harold P. Gewerter, Esq.

HPG:ma

cc: client

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